EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 1st day of December, 1997, by and between Paradise Music Entertainment, Inc. ("Paradise") having offices at 53 West 23rd Street, New York, N.Y. 10010 and JOSEPH GALLO, an individual with an address at 53 West 23rd Street, New York, New York (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Executive is currently employed as the Senior Vice President and Chief Financial Officer of Paradise under the terms of a Memorandum of Understanding effective October 1, 1997 ("Prior Memorandum").

      WHEREAS Paradise and the Executive wish to set forth the terms and conditions of the Executive's employment by Paradise effective as of December 1, 1997 ("Effective Date") and wish to terminate the Prior Memorandum as of the Effective Date.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Employment. The Company agrees to employ the Executive for the Term specified in Section 2 and in the capacities set forth in Section 3 and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

      2. Term. This Agreement shall be for a term commencing on the Effective Date and expiring on November 30, 1998 unless otherwise sooner terminated as provided in this Agreement (the "Term"). This Agreement shall automatically be extended for additional one year periods unless either party advises the other, in writing delivered not less than 90-days prior to the expiration of the Term then in effect, of its intention not to be extend this Agreement. If this Agreement is so extended, then the "Term" shall also be deemed to include such extensions. If the Term is not extended by Paradise at any time other than as provided in Section 7 (as to which no severance shall be payable), the Executive shall be entitled to a one time severance payment equal to 50% of his annual salary.

      3. Duties and Responsibilities.

            (a) During the Term, the Executive shall serve Senior Vice President and Chief Financial Officer of Paradise and shall be responsible for the direction and control of all financial reports and controls of Paradise including without limitation the preparation of all financial information necessary to support internal management requirements, tax requirements, requirements of Paradise's outside auditors and required reports for the Securities and Exchange Commission.

            (b) The Executive shall devote substantially all his business efforts to the affairs of Paradise. The Executive will (i) devote his best efforts, skill and ability to promote the Paradise's interests; (ii) carry out his duties in a competent and professional manner; and (iii) work with other employees of the Paradise in a competent and professional manner.

      4. Compensation.

            (a) As compensation for services rendered hereunder the Company shall pay the Executive during the Term, in accordance with the Company's normal payroll practices, compensation at an annual rate of $125,000 ("Annual Salary").

            (b) The Executive shall also be entitled to bonuses including cash, stock and/or stock options, if any, awarded to him by the Board of Directors or the Compensation Committee of Paradise.

            (c) The Executive will be granted effective as of December 1, 1997, in lieu of any prior obligations under the Prior Memorandum to grant options to Executive, a five year option to purchase 25,000 shares of Paradise Common Stock under its Incentive Stock Option Plan at the average of the bid and the asked price of Paradise Common Stock as of the close of business on December 1, 1997 ("A Option") and a five year option to purchase an additional 25,000 shares of Paradise Common Stock at $1.00 above the average of the bid and the asked price of Paradise Common Stock as of the close of business on December 1, 1997 ("B Option"). Each of the A and B Options will vest in three segments of 8,333, 8,333 and 8,334 shares respectively at the end of each of the first three years of Executive's continuous employment, giving Executive credit for continuous service commencing October 1, 1997.

      5. Benefits.

            (a) During the Term, the Executive shall be entitled to participate in the benefit plans established by Paradise for the benefit of its key executives including a health benefit plan. If in the future no health benefit plan is then in effect, the Executive shall be entitled to either purchase health coverage reasonably acceptable to the Company and be reimbursed for such purchase or the Company shall directly purchase such coverage. All of the foregoing assumes no pre-existing condition which would make such coverage either impossible or prohibitively expensive to obtain0.

            (b) The Executive shall be entitled to three (3) weeks of paid vacation.

            (c) The Executive shall be entitled to participate in the retirement plan of Paradise (the "Plan") qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of

1986, as amended (the "Code"). The Plan shall provide for a contribution by Paradise to the retirement account for Executive established under the Plan.

            (d) Paradise hereby agrees to indemnify, release and hold harmless the Executive when and if: (i) he is the subject of any claim or is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, investigative or criminal by reason of the fact that he is or was an officer, director, employee, consultant or agent to Paradise, or by reason of any action alleged to have been taken or omitted in such capacity; (ii) against any and all costs, charges and expenses, including, without limitation, reasonable attorneys' and other fees and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection therewith and any appeal therefrom if the Executive acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any civil action, suit or proceeding by settlement or consent decree shall not, of itself, create a presumption that the Executive did not satisfy the foregoing standard of conduct to the extent applicable thereto.

      6. Key Man Insurance. Paradise shall have the right to obtain key man life insurance for the benefit of Paradise on the life of the Executive. If requested by Paradise, the Executive shall submit to such physical examination and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable Paradise to obtain such life insurance. The Executive has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of New York for healthy men of his age.

      7. Discharge by Paradise. Paradise shall be entitled to immediately terminate the Term and to discharge the Executive for cause, which shall be limited to the following grounds:

            (a) Conviction of a felony; or

            (b) Commission of a willful or intentional act which could materially injure the reputation, business or business relationships of Paradise including the violation of the terms of Sections 10 hereof.

      8. Disability, Death.

            (a) If the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability as determined by a competent medical doctor (all such causes being herein referred to as "Disability") and the Executive shall fail to have performed substantially such duties for 90 consecutive days or for periods aggregating 180 days, whether or not continuous, in any continuous period of one year (such 90th or 180th day to be known as the "Disability Date"), Paradise shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month thereafter upon written notice to him. The Executive shall be entitled to his Annual Salary for the remainder of the Term for the year of the Term in which the Disability Date occurred plus any bonuses earned through the Disability Date.

            (b) In case of the death of the Executive, this Agreement shall terminate and Paradise shall be obligated to pay to the Executive's estate or as otherwise directed by the Executive's duly appointed and authorized legal representative, the Annual Salary for the remainder of the Term and any bonuses earned through the date of death.

      9. Voluntary Termination. If the Executive voluntarily terminates his employment prior to the end of the Term, he shall only be entitled to receive compensation accrued through the date of termination;

      10. Confidential Information. The Executive recognizes that he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of Paradise, or any of its affiliates, and which has been and will be imparted to him from time to time in the course of his employment with Paradise. In light of this understanding, the Executive agrees that:

            (a) the Executive shall not at any time knowingly use or disclose, directly or indirectly, any of the confidential information or trade secrets which is the property of Paradise, or any of its affiliates, to any person, except that he may use and disclose to authorized Paradise personnel, licensees or franchisees in the course of his employment; and

            (b) within five (5) days from the date upon which his employment with Paradise is terminated, for any reason or for no reason, or otherwise upon the request of Paradise, he shall return to Paradise any and all documents and materials which constitute or contain the confidential information or trade secrets of Paradise, or any of its affiliates.

For purposes of this Agreement, the terms "confidential information" or "trade secrets" shall include all information of any nature and in any form which is owned by Paradise, or any of its affiliates, and which is not publicly available or generally known to persons engaged in businesses similar to that of Paradise, or any of its affiliates. Notwithstanding the foregoing, when the Executive's employment with Paradise is terminated, for whatever reason, the limitations provided in this Section 10 shall not prevent the Executive from using for his own benefit any information which he acquired prior to the Effective Date.

      11. Resolution of Disputes. Any dispute by and among the parties hereto arising out of or relating to this Agreement, the terms, conditions or a breach thereof, or the rights or obligations of the parties with respect thereto, shall be arbitrated in the City of New York, New York before and pursuant to then applicable commercial rules and regulations of the American

Arbitration Association, or any successor organization. The arbitration proceedings shall be conducted by a panel of three arbitrators, one of whom shall be selected by Paradise, one by the Executive (or his legal representative) and the third arbitrator by the first two so chosen. The parties shall use their best efforts to assure that the selection of the arbitrators shall be completed within 30 days and the parties shall use their best efforts to complete the arbitration as quickly as possible. In such proceeding, the arbitration panel shall determine who is a substantially prevailing party and shall award to such party its reasonable attorneys', accountants' and other professionals' fees and its costs incurred in connection with the proceeding. The award of the arbitration panel shall be final, binding upon the parties and nonappealable and may be entered in and enforced by any court of competent jurisdiction. Such court may add to the award of the arbitration panel additional reasonable attorneys' fees and costs incurred by the substantially prevailing party in attempting to enforce such award.

      12. Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions of this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

      13. Assignment. This Agreement is a personal contract and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of Paradise hereunder shall be binding upon and run in favor of the successors and assigns of Paradise. If any assignment or transfer of rights hereunder is attempted by the Executive contrary to the provisions hereof, Paradise shall have no further liability for payments hereunder.

      14. Modification. This Agreement may not be canceled, changed, modified or amended orally, and no cancellation, change, modification or amendment shall be effective or binding, unless it is in writing, signed by both parties to this Agreement.

      15. Severability; Survival. If any provision of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement nevertheless shall be binding upon the parties with the same effect as though the void or enforceable part has been severed and deleted.

      16. Notice. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or by telex, telecopier or telegraph, charges prepaid, to the following address:

To the Employer:         Paradise Music & Entertainment, Inc.
                         53 West 23rd Street
                         New York, New York 10010
with a copy to:          Rubin Baum Levin Constant & Friedman
                         30 Rockefeller Plaza
                         New York, New York 10112
                         Attn:  Walter M. Epstein, Esq.

To the Executive:        Joseph Gallo
                         c/o Paradise Music & Entertainment, Inc.
                         53 West 23rd Street
                         New York, New York 10010

      17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      18. No Conflict. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this agreement or which would be breached by the Executive upon his performance of his duties pursuant to this agreement.

      19. Entire Agreement. This agreement represents the entire agreement between Paradise and the Executive with respect to the subject matter hereof, and all prior agreements relating to the employment of the Executive, written or oral, are nullified and superseded hereby.

      IN WITNESS WHEREOF, the parties have set their hands and seals on and as of the day and year first above written.

                               PARADISE MUSIC & ENTERTAINMENT, INC.


                               By:
                                  -----------------------------------------
                                   Name:
                                   Title:


                               /s/ Joseph Gallo
                               --------------------------------------------
                               Joseph Gallo